As filed pursuant to Rule 424(b)(3)

SEC File No. 333-156244

PROSPECTUS

YORK RESOURCES, INC.

The Resale of 2,205,000 Shares of Common Stock

This prospectus relates to the resale of 2,205,000 shares of the common stock of York Resources, Inc. (“York,” “we” or the “Company”) by the selling stockholders named in the prospectus (the “Selling Stockholders”). We will not receive any proceeds from the sale of shares by the Selling Shareholders.

Our common stock is presently not listed or quoted on any market or electronic quotation system, but we have engaged a registered broker-dealer who has submitted an application for a quotation of our common stock on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) administered by the Financial Industry Regulatory Authority (“FINRA”). Although we expect to have our common stock quoted on the OTC Bulletin Board, there can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our stock will ever develop.

The Selling Stockholders will offer to sell the Secondary Shares at the designated price of $0.04 until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is February 25, 2009.

Table of Contents

Summary Information and Risk Factors

1

Summary of the Offering

1

Summary of our Business

2

Summary Financial Information

3

Risk Factors

4

Forward-looking Statements

11

Use of Proceeds

11

Determination of Offering Price

11

Dilution

11

Selling Security Holders

12

Plan of Distribution

14

Description of Securities

17

Legal Matters

17

Experts

17

Interests of Named Experts and Counsel

17

Glossary of Mining Terms Used in this Prospectus

18

Description of Business

22

Description of Property

27

Legal Proceedings

27

Market Price of and Dividends on the Registrant’s Common Equity

27

Market for Common Equity and Related Stockholder Matters

27

Financial Statements

30

Management’s Discussion and Analysis

31

Changes In and/or Disagreements with Accountants

34

Directors, Executive Officers and Control Persons

34

Executive and Director Compensation

36

Security Ownership of Certain Beneficial Owners and Management

37

Certain Relationships and Related Transactions

37

Where You Can Find More Information

38

Disclosure of Commission Position on Indemnification

for Securities Act Liabilities

39

SUMMARY INFORMATION AND RISK FACTORS

Because this is only a summary, it may not contain all of the information important to an investor.  Investors should read this prospectus completely and carefully before deciding whether to invest.

Summary of the Offering

This is an offering by the Selling Stockholders of up to 2,205,000 shares of common stock of the Company. We will not receive any proceeds from the sale of the shares by the Selling Stockholders.

Offering Price and Alternative Plan of Distribution

The offering price of the common stock has been arbitrarily determined at $0.04 and bears no relationship to any objective criterion of value, such as assets, book value, historical earnings or net worth.

The Selling Stockholders will offer to sell their shares of our common stock at $0.04 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We intend to have our securities quoted on the OTC Bulletin Board, a quotation medium for subscribing National Association of Securities Dealers (“NASD”) members, upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”).  For this to happen, we must contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. Only authorized OTC Bulletin Board market makers can apply to quote securities on the OTC Bulletin Board. There is no guarantee, however, that our stock will become quoted on the OTC Bulletin Board. If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders.  The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

Minimum Number of Shares to Be Sold in This Offering

No minimum number.

Securities Issued and to be Issued

5,705,000 shares of our common stock are issued and outstanding as of the date of this prospectus. The number of shares registered under this prospectus would represent approximately 38.65% of the total common stock outstanding.

Termination of the Offering

The offering will conclude when all of the 2,205,000 shares of common stock have been sold or the shares no longer need to be registered to be sold.

Terms of the Offering

The Selling Stockholders will determine when and how they sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be $11,000. Refer to “Plan of Distribution”.

Summary of Our Business

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

We are in the business of precious minerals exploration. We currently own four mineral claims, collectively named the “ODD 1-4 Property,” situated in the Rock Hill area of Esmeralda County in south-central Nevada. We do not have any current plans to acquire interests in additional mineral properties, though we may consider such acquisitions in the future.

The ODD 1-4 Property is the subject of a geological report prepared by James W. McLeod, P. Geo., consulting geologist with Western Minerals Inc., dated June 30, 2008. According to the report, the base and precious metal deposit types that historically predominate in the general area of the ODD 1-4 Property are the copper-gold or copper-molybdenum porphyry occurrences with peripheral base and precious metal occurrences as veins and/or contact zones of mineralization. The primary focus of our planned exploration activities will be to find commercially viable deposits of gold.

There is no assurance that a commercially viable precious minerals deposit exists on the ODD 1-4 Property.

Mineral property exploration is typically conducted in phases.  Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. In his geological report, Mr. McLeod recommends a three phase process of exploration.  We have not yet commenced the initial phase of exploration.  Once we have completed each phase of exploration, we will make a decision as to whether or not we proceed with the next phase based upon the analysis of the results of that program.

We expect to complete Phase One and (if warranted by results from phase One explorations) Phase Two explorations within the first 12 months. Our business plans after the next 12 months will depend upon the results from preceding exploration activities. Assuming Phase Three exploration activities are warranted by the results from Phase Two exploration activities, we will execute Phase Three exploration plans after the next 12 months.

Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit or reserve. This will necessitate raising additional funds, as the funds available to us through equity investments and shareholder loan commitments will not be sufficient to carry us forward.

If our exploration activities indicate that there are no commercially viable gold deposits on our mineral claim, we will abandon the claim and stake a new claim to explore in Nevada. We will continue to stake and explore claims in Nevada as long as we can afford to do so.

To date, we have raised $47,600 via private placements of shares of our common stock. The following table summarizes the date of the offerings, the price per share paid, the number of shares sold and the amount raised for each offering.

Closing Date of Offering	The Price Per Share Paid	Number of Shares Sold	Amount Raised
September 12, 2008	$0.001	3,500,000	$3,500
September 30, 2008	$0.02	2,205,000	$44,100

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities and shareholder loan commitments to fund operations.

About Us

We were incorporated on April 9, 2008 under the laws of Nevada. Our principal offices are located at 4A Rowley Ave., Apt. #3, Toronto, Ontario Canada M4P 2S8. Our phone number is (416) 617-6444.

Summary Financial Information

Since our inception, we have funded our operations through equity investments. As of September 30, 2008, we had $39,319 in cash on hand and accounts payable and accrued liabilities of $2,154. Since our inception to the period ending September 30, 2008, we have incurred net losses totaling $10,435. We attribute our net loss to having no revenues to offset our expenses from the development of our business and the professional fees related to the creation and operation of our business. Unless we achieve and maintain profitability, we will need to raise additional capital. Although we believe that we will be able to obtain additional financing when needed, we may not be successful in this regard. Our accumulated operation losses since inception and lack of business operations have caused our auditors to declare that we remain an exploration stage company and to issue a statement in their report on our financial statements that there exists substantial doubt about our ability to continue as a going concern.

The following tables present summarized financial information from inception through September 30, 2008. The information is extracted from the financial statements of the Company presented elsewhere in this prospectus and the information under "Management's Discussion and Analysis."

Balance Sheet Summary

As of September 30, 2008

(Audited)

($)

Cash	39,319
Total Assets	39,319
Total Liabilities	2,154
Total Liabilities and Stockholder's Equity	39,319

Statement of Operations and Deficit Summary

For the period from inception (April 9, 2008) through September 30, 2008

(Audited)

($)

Sales	nil
Net Loss for the Period	(10,435)
Net Loss per common share (basic)	*

                                   * (less than $0.01 per share)

Risk Factors

Readers should carefully consider the risks described below before deciding whether to invest in shares of our common stock.

If we do not successfully address any of the risks described below, there could be a material adverse effect on our business, financial condition or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.

We cannot assure any investor that we will successfully address these risks.

If we do not obtain additional financing, our business will fail.

Our current operating funds plus committed shareholder loans are sufficient to meet the anticipated costs of Phases One, Two and Three of our exploration program. However, our existing funds may be insufficient if the actual costs of our exploration program significantly exceed our estimates, if we decide to proceed beyond Phase Three of our exploration program or if we decide to begin mining efforts in the event that it is determined that our property contains mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. We currently do not have any arrangements for financing, other than a shareholder loan commitment referred to elsewhere in this prospectus, and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

We have yet to earn revenue from our mineral exploration and, because our ability to sustain our operations is dependent on our ability to raise financing, our accountants believe that there is substantial doubt about our ability to continue as a going concern.

We have accrued net losses of $10,435 for the period from our inception on April 9, 2008 to September 30, 2008, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern. LBB & Associates Ltd., LLP, Certified Public Accountants, our independent auditors, have raised substantial doubt about our ability to continue as a going concern given our accumulated losses. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to complete our business plan. As a result we may have to liquidate our business and you may lose your investment. You should consider our auditor's comments when determining if an investment in the Company is suitable.

If we deem it advisable to raise capital through equity or convertible debt financings, the then current stockholders will experience dilution and may be placed in a junior position with respect to more senior rights, preferences or privileges granted to new stockholders

We are currently suffering operating losses. Unless we achieve and maintain profitability, we will need to raise additional capital. If we issue additional equity or convertible debt securities to raise funds, the ownership percentage of our then existing stockholders will be reduced. Also, new equity or convertible debt investors may demand rights, preferences or privileges senior to those of existing holders of our common stock.

Given our continued need for additional capital, our stock involves a high degree of risk, and should not be purchased by any person who cannot afford the loss of the entire investment. A purchase of our stock is currently unsuitable for a person who cannot afford to lose his entire investment.

A stable market for our common stock may never develop or, if it should develop, be sustained

Our common stock is not quoted on any exchange. Even though management's strategy is to develop a public market for our common stock by soliciting broker-dealers to become market makers of the stock, a stable market for our common stock may never develop or, if it should develop, be sustained. If a stable market for our common stock cannot be developed or sustained, investors may not be able to sell their securities and may suffer a loss of their investment. It should be assumed that the market for our common stock would be highly illiquid, sporadic and volatile. Our stock should not be purchased by anyone who cannot afford to lose his entire investment.

If we become a reporting issuer under the Exchange Act, we may lose this status and thereby jeopardize our ability to have our securities traded by broker-dealers regulated by the NASD

As of the date of this prospectus, we have not been subject to the periodic filing and reporting requirements of the Exchange Act. We expect to become a reporting issuer under the Exchange Act and to thereby become subject to these requirements, approximately upon the effectiveness of the registration of the shares as contemplated in this prospectus. We do not have experience as a reporting issuer, however, and may encounter difficulties meeting the various obligations imposed on us by the reporting system. If we become a reporting issuer, we will be required to maintain this status in order to be traded by broker-dealers regulated by the NASD. If we fail to continue to be a reporting issuer, management may encounter difficulty in maintaining or expanding a trading market in the near term, if at all, and stockholders may not be able to sell their shares in the public market.

If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.

The selling shareholders are offering 2,205,000 shares of our common stock through this prospectus. They must sell these shares at a fixed price of $0.04 until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of large numbers of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 38.7% of the common shares currently outstanding.

Investors may have difficulty liquidating their investment because our stock will be subject to penny stock regulation

The shares of our common stock are "penny stocks" within the definition of that term as contained in the Exchange Act (generally, equity securities with a price of less than $5). The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  The rules, in part, require broker-dealers to provide penny stock investors with increased risk disclosure documents and make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These heightened disclosure requirements may have the effect of reducing the number of broker-dealers willing to make a market in our stock, reducing the level of trading activity in any secondary market that may develop for our stock, and accordingly, investors in our common stock may find it difficult or impossible to sell their securities.

We will incur increased costs as a result of being a public company

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will incur increased legal and accounting costs as a result of being subject to the periodic filing and reporting requirements of the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Commission, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we may need to create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our executive officers, directors and principal stockholders control our business and may make decisions that are not in the best interests of minority stockholders

Our executive officers, directors and principal stockholders own approximately 61.3% of the outstanding shares of our common stock. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters submitted to the stockholders for approval, including election of directors, amendment of charter documents, mergers, consolidations, and the sale of all or substantially all of our assets.  The interests of our executive officers, directors and principal stockholders may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other stockholders.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have not begun the initial stages of exploration of our mineral claim, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on April 9, 2008 and to date have been involved primarily in organizational activities, acquiring our mineral claim and obtaining financing. We have not earned any revenues and we have never achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in the light of problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks our business will likely fail and you will lose your entire investment in this offering.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no mineral reserves. If we do not find a commercially viable mineral reserve, or if we cannot complete the exploration of the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do so, we may have to cease operations and you may lose your investment.

Because we have only recently commenced business operations, we expect to incur operating losses for the foreseeable future causing us to run out of funds .

We have never earned any revenue and we have never been profitable. Before completing exploration on our mineral claims, we may incur increased operating expenses without realizing any revenues from our claims. This could cause us to run out of funds and make our business fail and you will lose your entire investment in this offering.

If we do not find a joint venture partner for the continued development of our mineral claims, we may not be able to advance exploration work.

If the results of our Phase One exploration program are successful, we may try to enter a joint venture agreement with a partner for the further exploration and possible production on our mineral claims. We would face competition from other junior mineral resource exploration companies who have properties that they deem to be attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the mineral claims to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may fail and you may lose your entire investment in this offering.

Because our management has no experience in the mineral exploration business, we may make mistakes and this could cause our business to fail.

Kelvin B. Campbell, our sole executive officer and director, has no formal training as a geologist and no previous experience operating an exploration or a mining company. Our management lacks the technical training and experience with exploring for, starting, or operating a mine. With no direct training or experience in these areas our management may not be fully aware of the many specific requirements related to working in this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our management's lack of experience in this industry.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The ODD 1-4 Property does not contain a known body of commercial ore and, therefore, any program conducted on the ODD 1-4 Property would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of the ODD 1-4 Property will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

As we undertake exploration of our mineral claims, we will be subject to compliance with government laws and regulations that may increase the anticipated cost of our exploration program.

•

We will be subject to the mining laws and regulations of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws and regulations. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

•

Water discharge will have to meet drinking water standards;

•

Dust generation will have to be minimal or otherwise re-mediated;

•

Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

•

An assessment of all materials to be left on the surface will need to be environmentally benign;

•

Ground water will have to be monitored for any potential contaminants;

•

The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

•

There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If reclamation and remediation costs exceed our cash reserves, we may be unable to complete our exploration program and have to abandon our operations.

Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found.

The mining industry, in general, is intensely competitive and we can provide no assurance to investors even if minerals are discovered that a ready market will exist from the sale of any ore found. Numerous factors beyond our control may affect the marketability of metals. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

As our assets, executive officers and directors are located outside the United States of America, it will be difficult for stockholders resident in the United States to enforce within the United States any judgments obtained against us or any of our executive officers and directors

We are incorporated in the State of Nevada and have an agent for service in Henderson, Nevada.  Our agent for service will accept service on behalf of the Company of any legal process and any demand or notice authorized by law to be served upon a corporation.  Our agent for service will not, however, accept service on behalf of any of our executive officers or directors.  Our executive officer and director is a national and resident of Canada and he does not have an agent for service in the United States.  In addition, all of our assets and the assets of our executive officer and director are located outside of the United States. Further, we do not currently maintain a permanent place of business within the United States.

Given the foregoing, the following will be difficult:

•

Effecting service of process within the United States on our executive officers and directors named in the registration statement;

•

Enforcing judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against our executive officers and directors named in the registration statement;

•

Enforcing judgments of U.S. courts based on civil liability provisions of the U.S. securities laws in Canadian courts against our executive officers and directors named in the registration statement; and

•

Bringing an original action in Canadian courts to enforce liabilities based on the U.S. federal securities laws against our executive officers and directors named in the registration statement.

If and when our stock is quoted for trading on the OTC Bulletin Board, because of limitations associated with the OTC Bulletin Board, our investors may have a difficult time selling their stock or experience negative volatility on the market price of our stock.

We expect that our common stock will be quoted for trading on the OTC Bulletin Board. The OTC Bulletin Board is often highly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of volatility for securities that trade on the OTC Bulletin Board as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Investors in our common stock may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our securities. Accordingly, our stockholders may not be able to realize a fair price for their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed above. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The $0.04 per share offering price of our common stock was determined based on our internal assessment of what the market would support. The selection of this particular price was influenced, however, by the sales price from our last private offering of common stock, which was competed on September 30, 2008 at a price of $0.02. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

DILUTION

Since all of the shares being resold by the Selling Shareholders are already issued and outstanding, no dilution to our existing stockholders will result from this offering.

SELLING SECURITY HOLDERS

The Selling Stockholders will offer for sale the shares of common stock set out below at a price of $0.04 per share until our common stock is quoted for sale on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The Selling Stockholders acquired these shares (the “Secondary Shares”) from the Company in an offering completed on September 30, 2008 that was exempt from registration under the securities laws of the Provinces of Alberta and Ontario and Regulation S, Section 4(2) and Regulation D of the Securities Act of 1933 (the “Securities Act”).

The Secondary Shares are “restricted” shares under applicable U.S. securities laws. The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including the following:

1.

the number of shares owned by each Selling Stockholder before this offering;

2.

the number of shares to be offered by the Selling Stockholder’s account;

3.

the number of shares owned by the Selling Stockholder upon completion of this offering; and

4.

the number of shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering is complete.

Selling Stockholders

Name of Selling Stockholder	Shares Owned Before this Offering	Number of Shares to be Offered by Selling Shareholder's Account	Number of Shares to be Owned by Selling Stockholder Upon Completion of Offering	Percent Owned Upon Completion of Offering
Bourgaize, Ward	45,000	45,000	Nil	Nil
Breetzke, Ryan	25,000	25,000	Nil	Nil
Chase, David	35,000	35,000	Nil	Nil
Farley, Glen	50,000	50,000	Nil	Nil
Fortune, Peter	20,000	20,000	Nil	Nil
Gissing, Catherine	10,000	10,000	Nil	Nil
Gissing, Ivan	10,000	10,000	Nil	Nil
Goldade, Roxanne	35,000	35,000	Nil	Nil
Greenhalgh, Brian	250,000	250,000	Nil	Nil
Heathers, Tom	10,000	10,000	Nil	Nil
Hebert, Janice	10,000	10,000	Nil	Nil
Himel, Danielle	10,000	10,000	Nil	Nil

Hindmarch, Brent	30,000	30,000	Nil	Nil
Hindmarch, Maureen	20,000	20,000	Nil	Nil
Hindmarch, Sean	25,000	25,000	Nil	Nil
Kates, Allan	10,000	10,000	Nil	Nil
Leslie, Eric	27,500	27,500	Nil	Nil
Macklem, David	50,000	50,000	Nil	Nil
Menzies, Allan	25,000	25,000	Nil	Nil
Menzies, Scot	25,000	25,000	Nil	Nil
Morgan, Brian	25,000	25,000	Nil	Nil
Morgan, Allison	25,000	25,000	Nil	Nil
Niven, Mary	250,000	250,000	Nil	Nil
Redeker, Leslie	25,000	25,000	Nil	Nil
Rogers, Doug	25,000	25,000	Nil	Nil
Romney, Christina	20,000	20,000	Nil	Nil
Romney, Deanna	27,500	27,500	Nil	Nil
Romney, Douglas	25,000	25,000	Nil	Nil
Romney, Malcolm	25,000	25,000	Nil	Nil
Romney, Matthew	30,000	30,000	Nil	Nil
Ruskin, Larry	100,000	100,000	Nil	Nil
Schultze, Trent	25,000	25,000	Nil	Nil
Smehoff, Lori	25,000	25,000	Nil	Nil
Smehoff, Joan	25,000	25,000	Nil	Nil
Smith, James	10,000	10,000	Nil	Nil
Stilman, Jacob	10,000	10,000	Nil	Nil
Stunden-Bourgaize, Eleanor	45,000	45,000	Nil	Nil
Stunden, Paula	75,000	75,000	Nil	Nil
Stunden, Peter	100,000	100,000	Nil	Nil
Tranter, Chad	25,000	25,000	Nil	Nil
Tripp, Paul	250,000	250,000	Nil	Nil
Vainio, Eric	25,000	25,000	Nil	Nil
Vogel, Michael	25,000	25,000	Nil	Nil
Vogel, Steven	25,000	25,000	Nil	Nil

Waring, Paula	60,000	60,000	Nil	Nil
Weir, Alasdair	30,000	30,000	Nil	Nil
Wilson, Rosanna	150,000	150,000	Nil	Nil
Totals	2,205,000	2,205,000	Nil	Nil

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares.  The numbers in this table assume that none of the Selling Stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 5,705,000 shares of common stock outstanding on September 30, 2008.

None of the Selling Stockholders:

(1)

holds or has held any position, office or any other material relationship with the Company or its predecessors or affiliates within the past three years; or

 (2)

has ever been one of our officers or directors.

To the best of our knowledge, none of the Selling Stockholders holds any other stock of the Company and if they were to sell all of the shares listed above, they would hold no equity interest in the Company. Also to the best of our knowledge, none of the Selling Stockholders are broker-dealers or are affiliated with a broker-dealer.

There was no private placement agent or others who were involved in placing shares with the Selling Stockholders.

If a Selling Stockholder transfers any of the Secondary Shares and the transferee wishes to be included in this offering, we will file a prospectus supplement which includes the change pursuant to Rule 424 of the Securities Act.

PLAN OF DISTRIBUTION

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

The Selling Stockholders will offer to sell their Secondary Shares at $0.04 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The Selling Stockholders may use one or more of the following methods when selling Secondary Shares:

1.

block trades in which the broker-dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.

purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

3.

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

4.

an exchange distribution in accordance with the rules of the applicable exchange;

5.

privately negotiated transactions;

6.

market sales (both long and short to the extent permitted under the federal securities laws);

7.

at the market to or through market makers or into an existing market for the shares;

8.

transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

9.

a combination of any of the aforementioned methods of sale; and

10.

any other method permitted pursuant to applicable law.

A Selling Stockholder may also resell all or any portion of the Selling Stockholder’s Secondary Shares which qualify for sale pursuant to Rule 144 under the Securities Act rather than pursuant to this prospectus.

In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate.   Broker-dealers may receive commissions or discounts from a Selling Stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.

Broker-dealers may agree with a Selling Stockholder to sell a specified number of Secondary Shares at a stipulated price per share.  Such an agreement may also require the broker-dealer to purchase as principal any unsold Secondary Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder if such broker-dealer is unable to sell the Secondary Shares on behalf of the Selling Stockholder.

Broker-dealers who acquire Secondary Shares as principal may thereafter resell the Secondary Shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

In connection with distributions of the Secondary Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholders also may sell the Secondary Shares short and deliver the shares to close out such short positions. The Selling Stockholders also may enter into options or other transactions with broker-dealers that involve the delivery of Secondary Shares to the broker-dealers, which may then resell or otherwise transfer such shares.

The Selling Stockholders also may loan or pledge Secondary Shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

Before any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

To the extent required under the Securities Act, if a Selling Stockholder enters into an agreement, after effectiveness, to sell Secondary Shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will file a post effective amendment to this registration statement identifying the broker-dealer, providing the required information on the plan of distribution (including the number of shares of common stock involved, the price at which the common stock is to be sold and the commissions paid or discounts or concessions allowed to such broker-dealers), revising the appropriate disclosures in the registration statement and filing the agreement as an exhibit to the registration statement.  We also intend to file any post effective amendments or other necessary documents in compliance with the Securities Act which may be required if any of the Selling Stockholders defaults under any customer agreement with a broker-dealer.

Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Secondary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the Secondary Shares. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Secondary Shares, and therefore be considered to be an underwriter, they must comply with applicable law and must, among other things:

1.

not engage in any stabilization activities in connection with our common stock;

2.

furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.

not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

We currently lack a public market for the Secondary Shares, but plan to secure such a market by having our common shares quoted for trading on the OTC Bulletin Board. In order for this to happen, we must contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. Only market makers can apply to quote securities on the OTC Bulletin Board. We have engaged a market maker who has agreed to sponsor our common stock for quotation on the OTC Bulletin Board.

Although we intend to have our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes quoted on the OTC Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each Selling Stockholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.

the market price of our common stock prevailing at the time of sale;

2.

a price related to such prevailing market price of our common stock; or

3.

such other price as the Selling Stockholders determine from time to time.

The Selling Stockholders and other persons participating in the sale or distribution of the Secondary Shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including the anti-manipulation rules of Regulation M. This regulation may limit the timing of purchases and sales of any of the Secondary Shares by the Selling Stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Secondary Shares in the market and to the activities of the Selling Stockholders and their respective affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the Secondary Shares to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Secondary Shares and the ability of any person or entity to engage in market-making activities with respect to the Secondary Shares.

We can provide no assurance that any of the offered common stock will be sold by the Selling Stockholders. In addition, we cannot assure you that the Selling Stockholders will not transfer Secondary Shares by other means not described in this prospectus.

DESCRIPTION OF SECURITIES

The shares to be registered consist of common stock, with a par value of $0.001 per share.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Holders of common stock share equally on a per share basis in any dividend declared by the Board of Directors.

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share, based on their percentage holdings, in all net assets available for distribution to stockholders after payment to creditors.

The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

LEGAL MATTERS

Joseph I. Emas has passed upon the validity of the issuance of the common shares to be sold by the selling security holders under this prospectus.

EXPERTS

Our financial statements for the period ended September 30, 2008, contained in this prospectus, have been audited by LBB & Associates Ltd., LLP, independent certified public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement as having prepared or certified any part thereof (or any report or valuation for use in connection with the registration statement), or counsel for the registrant, underwriters or selling security holders named in the prospectus as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of the registration statement or that part of the registration statement to which such preparation, certification or opinion relates, had, or is to receive in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries or was connected with the registrant or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter, if there are no managing underwriters) voting trustee, director, officer, or employee.

GLOSSARY OF MINING TERMS USED IN THE PROSPECTUS

Abrasion - A form of mechanical weathering that occurs when loose fragments or particles of rocks and minerals that are being transported, as by water or air, collide with each other or scrape the surfaces of stationary rocks.

Adit - An underground entry that is open on one end (both entrance and exit) as opposed to a tunnel - that is open on both ends.

Aeoromagnetic - Measurements of the Earth's magnetic field gathered from aircraft. Magnetometers towed by an airplane or helicopter can measure the intensity of the Earth's magnetic field. The differences between actual measurements and theoretical values indicate anomalies in the magnetic field, which in turn represent changes in rock type or in thickness of rock units.

Anomaly - Any deviation from the norm (generally an increase in value) which may indicate the presence of mineralization in the underlying rock.

Base metal - The collective term for any and all non-precious metals. (eg. copper, lead, zinc, nickel, etc.)

Carboniferous period - A division of geological time from 360 to 290 million years ago. Named after the extensive coal seams ('carbon') deposited at the time.

Cell – The area of the mineral titles online grid maintained by the British Columbia Ministry of Mines shown electronically on a map of British Columbia.

Cell Claim - A claim consisting of one or more adjoining cells. A cell claim has the number of hectares determined by the registry's grid location of the cell.

Copper - A reddish or salmon-pink isometric mineral, the native metallic element of copper. It is ductile and malleable, a good conductor of heat and electricity, usually dull and tarnished.

Cretaceous - The final period of the Mesozoic era (after the Jurassic and before the Tertiary period of the Cenozoic era), thought to have covered the span of time between 144 and 65 million years ago; also, the corresponding system of rocks. It is named after the Latin word for chalk (“creta”) because of the English chalk beds of this age.

Epithermal - deposits found on or just below the surface close to ancient vents or volcanoes, formed at low temperature and pressure.

Encumbrance – Documents that may have a legal implication with respect to the mineral title against which they are registered but that have no effect on title ownership or status of a tenure for the purposes of the registry and are registered for information purposes.

Expiry Date - The date to which a claim is in good standing, which is one year after the date that a claim is recorded or registered, and thereafter including a revised expiry date.

Faults - In geology, faults are discontinuities (cracks) in the Earth's crust that are the result of differential motion within the crust. Faults are the source of many earthquakes that are caused by slippage vertically or laterally along the fault. The largest examples are at tectonic plate boundaries, but many small faults are known to exist that are far from active plate boundaries.

Feldspars - A group of rock-forming minerals, considered to be the most abundant of all minerals. All are aluminum silicates of soda, potash, or lime and all are closely related in structure and composition. Feldspars are the principal constituents of igneous and plutonic rocks.

Geochemical sampling - A method used to detect concealed bodies of metallic ores by means of chemical techniques. Samples of rock, soil or plant matter are gathered from a predefined area and sent to an analytical chemical laboratory to be measured for metal or mineral content.

Geological mapping -  The process of observing and measuring geological features in a given area and plotting these features, to scale, onto a map.

Geophysics - The study of the earth by quantitative physical methods, especially by seismic reflection and refraction, gravity, magnetic, electrical, electromagnetic, and radioactivity methods.

Geophysical survey - A method used to determine the physical parameters of rock formations for the purpose of detecting a potential metallic source. Common properties measured include magnetism, specific gravity and electrical conductivity.

Glaciation - The process of covering the earth with glaciers or masses of ice.

Global Positioning System (GPS) – A satellite-based, positioning and navigation system that provides continuous, accurate and instantaneous positioning anywhere on earth.

Gold - A heavy, soft, yellow, ductile, malleable, metallic  element.

Greenstone - a metamorphic (cooked) rock whose green color is due to the presence of chlorite, epidote or actinolite. Commonly a loose term used to describe deformed, recrystallized volcanic and/or sedimentary rock which has a high amphibole content as a result of its original bulk composition.

Ground Survey – The verification of the position of the legal posts of a tenure on the ground using GPS coordinates.

Igneous - One of the three basic categories into which rocks can be classified, of which the other two are sedimentary and metamorphic. Igneous rocks are formed when molten rock (magma) cools and solidifies, with or without crystallization, either below the surface as intrusive (plutonic) rocks or on the surface as extrusive (volcanic) rocks. This magma can be derived from either the Earth's mantle or pre-existing rocks made molten by extreme temperature and pressure changes. Over 700 types of igneous rocks have been described, most of them formed beneath the surface of the Earth's crust.

Intermontane - Between mountains.

Intrusive rocks - Igneous rocks that crystallize below Earth's surface.

Intrusion - An igneous rock body that formed from magma that forced its way into, through or between subsurface rock units.

Jurassic - The geological period between 210 and 140 million years ago.

Lode - A rich accumulation of minerals in solid rock. Frequently in the form of a vein, layer or an area with a large concentration of disseminated particles. (See placer deposit for contrast.)

Magnetometer - A scientific instrument used to detect disturbances and irregularities in the earth's magnetic field caused by the presence of metal, excavated areas, burned areas, or other disturbances in the soil.

Massive - A term used in reference to a rock unit that is homogeneous in texture, fabric and appearance.

Mesothermal - Of a hydrothermal mineral deposit, formed at great depth at temperatures of 200-300°C.

Metamorphic rocks - Sometimes sedimentary and igneous rocks are subject to pressures so intense or heat so high that they are completely changed. They become metamorphic rocks, which form while buried within the Earth's crust. The process of metamorphism does not melt the rocks, but instead transforms them into denser, more compact rocks.

Mineral - Naturally occurring, inorganic solid with a definite chemical composition and an ordered internal structure.

Mineralogy -  The study of minerals - their composition, structure, formation, uses, properties, occurrence and geographic distribution.

Mineral Claim - A "mineral claim" refers to a specific section of land over which a title holder owns rights to explore for and extract minerals.

Mobile metal ion (MMI) - A proprietary soil sampling method and digestive chemical packages used in soil sample preparation prior to multi-element analyses for a variety of elements.

National Topographic System (NTS) – Latitude and Longitude – The system whereby a location on the earth's surface is measured in degrees, minutes, and seconds in relation to the equator and the Prime Meridian that intersects Greenwich, England, and is referred to as Latitude and Longitude.

Ore - A mixture of mineralized rock from which at least one  of the metals can be extracted at a profit.

Overburden - Worthless surface material covering a mineral deposit.

Paleozoic era - Major interval of geologic time that began about 540 million years ago with an extraordinary diversification of marine animals during the Cambrian Period and ended about 245 million years ago with the greatest extinction event in Earth history.

Palladium - A silver white metallic element belonging to the platinum group. Somewhat less expensive than platinum, it also does not tarnish, has good working properties and weighs only a little more than half as much making it a favored for use in large earrings. Palladium is sometimes alloyed with gold to obtain a greenish tint.

Physiographic - The physical features of the land, in particular its slope and elevation.

Placer deposit - An occurrence of generally unconsolidated sand and gravel that is found to contain valuable constituents, such as gold, tin, and diamonds.

Platinum - One of the three "precious metals" along with gold and silver, platinum is the rarest of them all. It is harder than the other precious metals and has a higher melting point, making it difficult to alloy and work with. Platinum is silvery-white in color, almost never causes allergic reactions and is resistant to tarnish.

Plutonic rocks - Rocks supposed to have been produced by igneous action in the depths of the Earth.

Porphyry - Any igneous rock in which relatively large, conspicuous crystals (called phenocrysts) are set in a fine-grained ground mass. Often associated with large tonnage copper deposits which are amenable to open pit mining.

Precious metal - Any of several metals, including gold and platinum, that have high economic value - metals that are often used to make coins or jewelry.

Prospect - a. The location or probable location of a mineral deposit. b. An actual or probable mineral deposit.

Prospecting - In the broad sense, prospecting refers to exploration. In the strict sense, prospecting describes the search for surface mineralized showings (by prospectors).

Quartzite - A stone which was formed in water deposited sediments and consists of sand grains which have been cemented together. It can be chipped, but is difficult to work.

Schist - Fine-grained rock, altered after formation by heat or pressure or both, so that mineral content is in roughly parallel layers. It can therefore be split into thin plates.

Soil sampling - The collecting of samples of soil, usually 2 pounds per sample, from soil thought to be covering mineralized rock. The samples are submitted to a laboratory that will analyze them for mineral content.

Showings – Appearances.

Sinkhole - A depression in the land surface that results from the collapse or slow settlement of underground voids produced by solution weathering. The rock being dissolved is normally limestone but can also be salt, gypsum or dolostone.

Skarn - A term used to describe the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone or dolomite rock formation. A highly altered rock generally because the addition of large   amounts of silica, aluminum, iron and magnesium often due to contact metamorphism of limestone, dolomite or the addition of limey minerals at some into the pre-altered rock.

Syenite - A coarse-grained intrusive igneous rock of the same general composition as granite but with the quartz either absent or present in relatively small amounts. The feldspars are alkaline in character and the dark mineral is usually hornblende. Soda-lime feldspars may be present in small quantities. The term syenite was originally applied to hornblende granite like that of Syene in Egypt, from which the name is derived.

Trenching - The digging of long, narrow excavation through soil, or rock, to expose mineralization.

Vein - A crack in the rock that has been filled by minerals that have traveled upwards from a deeper source.

VLF electromagnetic survey - a ground survey technique using very low frequency (3-30 to 30 kilohertz) electromagnetic waves.

Volcanic rocks - Igneous rocks formed from magma that has flowed out of or has been violently ejected from a volcano.

DESCRIPTION OF BUSINESS

In General

The Company was incorporated in Nevada on April 9, 2008. We are an exploration stage company (i.e. a company engaged in the search for mineral deposits (reserves) which are not in either the development or production stage). We will be engaged in the acquisition and exploration of mineral properties with a view to exploiting any mineral deposits we discover.

We currently own a 100% interest in a mineral claim known as the ODD 1-4 Property, located in Nevada. We do not own any other claims and have no current plans to acquire interests in additional mineral properties, though we may consider such acquisitions in the future. The ODD 1-4 Property is without known reserves. There is no assurance that a commercially viable mineral deposit exists on the ODD 1-4 Property.

Mineral property exploration is typically conducted in phases.  Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. Our consulting geologist has recommended a three phase process of exploration for the ODD 1-4 Property.  We have not yet commenced the initial phase of exploration.  Once we have completed each phase of exploration, we will make a decision as to whether or not we proceed with the next phase based upon the analysis of the results of the preceding phase. Management will make this decision based upon the recommendations of the independent geologist who oversees the program and records the results.

Our plan of operation is to conduct exploration work on the ODD 1-4 Property in order to ascertain whether it possesses economic quantities of precious metals. There can be no assurance that an economic mineral deposit exists on the ODD 1-4 Property until appropriate exploration work is completed. Even if we complete our proposed exploration programs on the ODD 1-4 Property and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

About Our Mineral Claims

In June, 2008, the Company retained James W. McLeod, P. Geo., consulting geologist with Western Minerals Inc., to identify and acquire a mining claim in the Esmeralda County area of Nevada demonstrating good potential for precious metals mineralization. Mr. McLeod is a registered Professional Geoscientist and a member in good standing with the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. McLeod graduated from the University of British Columbia in 1969 with a Bachelor of Science degree in Geology and has worked as a geologist for 38 years since graduation.

Mr. McLeod has no family or other relationship with our sole executive officer and director, Kelvin B. Campbell.

Further to his retainer, Mr. McLeod acquired the claim known as the ODD 1-4 Property for and on behalf of the Company.

The ODD 1-4 Property is the only property in the Company's portfolio. It consists of four mineral claims totaling 82.64 acres, in one contiguous, 2x2 group, with the following particulars:

Name	Area (Acres)	Expiry Date
ODD 1	20.66	September 1, 2008*
ODD 2	20.66	September 1, 2008*
ODD 3	20.66	September 1, 2008*
ODD 4	20.66	September 1, 2008*

* September 1, 2008 represents the original expiration date of the claim. In order to maintain a mining claim in Nevada in good standing, the claim holder must perform annual work having a minimum cost of $100 or, alternatively, pay to the U.S. Bureau of Land Management an annual maintenance fee of $125. We have paid the annual maintenance fees for the ODD 1-4 Property through August 31, 2009.

The ODD 1-4 Property is located in South-Central Nevada, near the Nevada-California border. At the center of the property, the latitude is 38° 10.485' N and the longitude is 117° 53.011' W.

The ODD 1-4 Property is motor vehicle accessible from Tonopah, Nevada in the time it takes to travel 60 miles. Tonopah offers much of the necessary infrastructure required to base and execute an exploration program (e.g. accommodations, communications, much equipment and supplies). Tonopah is also motor vehicle accessible from Las Vegas, Nevada, by traveling over Highway #95, in the time it takes to travel 270 miles. Larger or specialized equipment can be acquired in Las Vegas.

The land covered by the ODD 1-4 Property is owned by the federal government. To the best of our knowledge, there are no aboriginal land claims that might affect our title to the mineral claim or the federal government’s title to the property.

Our mineral claim is unencumbered and in good standing and there are no third party conditions which affect it other than conditions defined by the federal government. We have no insurance covering the claim. We believe that no insurance is necessary since the claim is unimproved and contains no buildings or improvements.

Geological Report on the ODD 1-4 Property

In addition to identifying and acquiring the ODD 1-4 Property on behalf of the Company, our consulting geologist James McLeod also prepared a geological evaluation report dated June 30, 2008 and entitled Review and Recommendations, ODD 1-4 Mineral Claims, Rock Hill Area, Esmeralda County, Nevada, USA (the “Geology Report”). The Geology Report, exhibited to this prospectus as Exhibit 99.1, summarizes the results of the history of the exploration of the ODD 1-4 Property, the regional and local geology of the ODD 1-4 Property and the mineralization and the geological formations identified as a result of any prior exploration. It also contains conclusions regarding potential mineralization of the ODD 1-4 Property and recommendations for a geological exploration program. The description of the ODD 1-4 Property in this prospectus is based on the Geology Report.

In preparing the Geology Report, Mr. McLeod visited the claim property and reviewed geological data from previous exploration in the area .

Previous operations

We are not aware of any previous exploration or other mining operations on the ODD 1-4 Property.

Present condition of ODD 1-4 Property

We have yet to explore or access our mineral claims. According to the Geology Report, the claim area ranges in elevation from 5,050' - 5,080' mean sea level. The physiographic setting of the property can be described as open desert in a valley within a mosaic of low, rugged mountain terrain in a general interior plateau setting. The area has been surficially effected by colluvial, alluvial and wind erosion and the depositional (drift cover) effects of in-filling. Thickness of drift cover in the valleys may vary considerably. Surface water occurrences are rare, springs are sparse and subsurface aquifers are accessed by drilling wells where allowed.

Work completed to date

We have not completed any work on the ODD 1-4 Property.

Current state of exploration and/or development

Nil

Plant and equipment

There is no equipment, infrastructure or electricity on the ODD 1-4 Property. Electrical power required to conduct exploration activities will be provided by gas or diesel generators that we will bring on site.

Cost of Property

The aggregate cost of the acquisition of the ODD 1-4 Property was $3,500.

History of Local and General Mineral Claim Area

The recorded mining history of the general area dates from the 1860's when prospectors passed through heading north and west. Examples of the many significant lode gold, silver and other mineral product deposits developed in the area include the Goldfield Camp, 1905; Coaldale, coal field, 1913; Divide Silver Mining District, 1921 and the Candalaria silver-gold mine which operated as an underground lode silver deposit in 1922 and again in the 1990's as an open cut, cyanide heap leach operation. The Tonopah District while mainly in Nye County is on the edge of nearly all of the gold-silver camps of Esmeralda County, if not strictly in location then certainly as a headquarters and supply depot for the general area. The Tonopah Camp produced mainly silver with some gold from quartz veins in tertiary volcanic rocks. The period 1900-1921 saw the Camp produce from 6.4 million tons of ore, 138 million ounces of silver and 1.5 million ounces of gold or an average of 22 oz/ton silver and slightly less than 1/4 oz/ton gold, very rich ore by current standards.

Regional Geology

The regional geology of Nevada is depicted as being underlain by all types of rock units. These appear to range from oldest to youngest in an east to west direction, respectively. The oldest units are found to occur in the southeast corner of the State along the Colorado River. The bedrock units exhibit a north-south fabric of alternating east-west ranges and valleys. This feature may suggest E-W compression that may have expression as low angle thrust faults on the west and east walls of some mineralized areas. Faulting plays a large part in many areas of Nevada and an even larger part in the emplacement of mineral occurrences and ore bodies.

Local Geology

The local geology about the ODD 1-4 Property reveals a collovium covered area on a gentle westerly sloping apron of overburden material.

The unconsolidated covered area underlying the ODD 1-4 Property is sub-adjacent to a number of different types of rock exposures some distance away. These more distant areas may be looked to for the suggestion as to what bedrock could possibly be found underlying the mineral claims.

Extrapolation of the somewhat surrounding rock units generally reveal sedimentary rocks as old as Permian ranging to the Middle Triassic, represented by the formations from oldest to youngest as the Diablo, Candalaria and Excelsior. All of these formation units have been found to be productive hosts of mineralization throughout the general area. Abundant Tertiary age intrusive and their possibly equivalent volcanic rocks are found throughout the local area as well as lesser occurrences of Tertiary age sediments. The youngest units in the local area are observed as capping rocks units of Quaternary age basalt. These units may preserve older mineralized occurrences.

Geology of Our Mineral Claim

The geology of the ODD 1-4 Property area may be described as being covered by Quaternary desert wash, collovium, alluvium and playa deposits. This young covered mineral claim area can be seen to lie within a larger somewhat surrounding area of rock exposure that historically is known to host many mineral occurrences and prospects. Areas exhibiting a good geological setting can be excellent target areas in which to conduct mineral exploration.

Deposit Type

The deposit types that are found occurring in the regional area and the more localized areas vary considerably. Silver and gold quartz veins predominate at Tonopah. Some of the most productive veins represent the silicification and replacement of sheeted zones of trachyte that was originally marked by close-set parallel fractures, but not faulting. The two hosts of mineralized quartz veins are 1) older pre-Tertiary volcanic rocks, i.e. Silver Peak (Mineral Ridge area), Weepah, Hornsilver and Candalaria or 2) Tertiary rhyolite host rocks that occur at Tonopah and other younger volcanic rocks, i.e. Goldfield and Divide. Base metal deposits are more commonly of interest now than in the past and many prospects occur in the general area.

The base and precious metal deposit types that historically predominate in the general area are as the copper-gold or copper-molybdenum porphyry occurrences with peripheral base and precious metal occurrences as veins and/or contact zones of mineralization.

Mineralization

By far the largest production in Esmeralda County comes from the vein-type of gold and silver occurrences in quartz fissures in either pre-Tertiary volcanic or Tertiary volcanic host rocks.

Geophysics of Our Mineral Claim

The ODD Property is seen to lie toward the west on an apron-like surficial feature between two magnetic "low" lobes on the northwest-southeast and a magnetic "high" on the east respectively. The change in gradient in the immediate claim area may suggest a possible westerly dipping feature that possibly reflects a rock contact or alteration zone that may be related to low angle "thrust" faulting. Ground geophysical surveys may add more detail to our understanding of the possible potential of the claim area.

Proposed Program of Exploration and Development

Mr. McLeod states in the Geology Report that the ODD 1-4 Property’s good geological setting and interesting aeromagnetic data encourages the recommendation to conduct exploration work on the property.

Exploration work would commence with Phase One explorations consisting of detailed prospecting, mapping and soil samplings and analyses. Mr. McLeod estimates that this phase would cost $8,000.

Phase Two explorations would consist of magnetometer and VLF electromagnetic, grid controlled surveys over the areas of interest determined by the Phase One explorations. Mr. McLeod estimates that this phase would cost $9,000. Included in this cost estimate are transportation, accommodation, board, grid installation, two geophysical surveys, maps and report.

Phase Three explorations would consist of induced polarization survey over grid controlled anomalous zones of interest outlined by Phase One and Phase Two fieldwork plus hoe or bulldozer trenching, mapping and sampling of bedrock anomalies. Mr. McLeod estimates that this phase would cost $30,000. Included in this estimated cost are assays, detailed maps and reports.

The three phase exploration proposal and cost estimates are offered with the understanding that consecutive phases are contingent upon positive (i.e. encouraging) results being obtained from each preceding phase.

Raw Materials

The raw materials for our exploration program will be items including camp equipment, sample bags, first aid supplies, groceries and propane. All of these types of materials are readily available in Tonopah from a variety of suppliers.

Intellectual Property and Agreements

We have no intellectual property such as patents or trademarks. Additionally, we have no royalty agreements or labor contracts.

Compliance with Government Regulations

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the State of Nevada.

Competition

As an exploration stage company, we compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral property.

Employees

As of the date of this prospectus, we have no employees other than our sole executive officer and director. We do not intend any material change in the number of employees over the next 12 month. We are conducting and intend to conduct our business largely through consultants on a contract basis.

Reports to Security Holders

Although we are not required to deliver an annual report to security holders, we intend to voluntarily send an annual report to security holders and this annual report will include audited financial statements.

This prospectus and exhibits will be contained in a Form S-1 registration statement that will be filed with the Securities and Exchange Commission (the “Commission”). We will become a reporting company after this prospectus has been declared effective by the Commission. As a reporting company, we will be required to file quarterly, annual, beneficial ownership and other reports with the Commission. However, unless we have the requisite number of shareholders we are only obliged to report to the Commission for one year.

You may read and copy any materials we file with the Commission at the Commission's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Since we are an electronic filer, the easiest way to access our reports is through the Commission's Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission’s Internet site is http://www.sec.gov.

DESCRIPTION OF PROPERTY

For its executive and head office, the Company shares space with a business office located at 4A Rowley Ave., Apt. #3, Toronto, Ontario Canada. The office is being provided free of charge by a director as an accommodation to the Company.

The description of our mineral claim is set out above under the section entitled “Description Of Business.”

LEGAL PROCEEDINGS

We are not a party to any material pending or threatened legal proceedings.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Empire Stock Transfer of 2470 Saint Rose Pkwy, Suite 304, Henderson, Nevada 89074. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the manner provided in NRS 14.020(2).

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

As of the date of this prospectus, there were 48 holders of shares of our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTTERS

Market Information

There is presently no public market for our common stock.  We have engaged an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board, a quotation medium for subscribing members of the NASD. Only market makers can apply to quote securities on the OTC Bulletin Board. We anticipate that it will take approximately two months following submission of the application to FINRA for our securities to be quoted on the OTC Bulletin Board. However, our common stock may never be quoted on the OTC Bulletin Board or, if quoted, a public market in the stock may never materialize.

Our common stock is a penny stock. Penny stocks are generally equity securities with a price of less than $5, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. The penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for  penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and  format, as the Commission shall require by rule or regulation.  The broker-dealer also must provide, before effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, before a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. Therefore, it may be difficult or impossible for stockholders to sell those securities.

Grants of Options, Warrants or Securities Convertible Into Equity

To date, we have not granted any options or warrants to purchase, or securities convertible into, common equity of the Company.

Rule 144 Shares

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least six months, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of: (1) 1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 57,050 shares of the common stock of the Company as of the date of this prospectus; or (2) the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144(k), a person who is not one of the Company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

None of our issued and outstanding shares of common stock are available for resale to the public in accordance with the volume and trading restrictions of Rule 144 of the Securities Act.

Registration Rights

We have not granted registration rights to the Selling Stockholders or to any other persons.

Shares to be Sold

The Selling Stockholders are offering for resale 2,205,000 shares of our common stock.

Holders of Our Common Stock

As of the date of this registration statement, we had 48 holders of record of our common stock.

Dividends

We have never paid dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. The declaration and payment of dividends is at the discretion of our Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, and restrictions in loan agreements, if any, and such other factors as the Board of Directors may deem relevant.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.   The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.

We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Equity Compensation Plan

We have no compensation plans under which our equity securities are authorized for issuance.

Transfer Agent

The name, address and telephone number of our transfer agent is as follows:

Empire Stock Transfer Inc.
2470 St. Rose Pkwy, Suite 304
Henderson, NV 89074

702-818-5898

FINANCIAL STATEMENTS

YORK RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements

Balance Sheet	F-2

Statement of Operations	F-3

Statement of Stockholders’ Equity	F-4

Statement of Cash Flows	F-5

Notes to Financial Statements	F-6 to F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

York Resources, Inc.

(An Exploration Stage Company)

Toronto, Ontario, Canada

We have audited the accompanying balance sheet of York Resources, Inc. ( the “Company”) as of September 30, 2008, and the related statements of operations, stockholders' equity, and cash flows for the period from April 9, 2008 (Inception) through September 30, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of York Resources, Inc. as of September 30, 2008, and the results of its operations and its cash flows for the period from April 9, 2008 (Inception) through September 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2009 raise substantial doubt about its ability to continue as a going concern. The 2008 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP

Houston, Texas

November 24, 2008

YORK RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

BALANCE SHEET

As of September 30, 2008

ASSETS
Current assets
Cash	$ 39,319
Total current assets	39,319
Total assets	$ 39,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 2,154
Total current liabilities	2,154
Total liabilities	2,154

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value, 100,000,000 shares authorized, 5,705,000 shares issued and outstanding	5,705
Additional paid in capital	41,895
Deficit accumulated during the exploration stage	(10,435)
Total stockholders’ equity	37,165

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 39,319

See accompanying summary of accounting policies and notes to financial statements.

YORK RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF OPERATIONS

For the period from April 9, 2008 (Inception) through September 30, 2008

Inception through September 30, 2008
General and administrative expenses:
Professional fees	$ 1,915
Impairment	3,500
Exploration costs	4,300
Other	720
Total general and administrative expenses	10,435

Net loss	$ (10,435)

Net loss per share:
Basic and diluted	$ (0.01)

Weighted average shares outstanding:
Basic and diluted	$ 1,730,587

See accompanying summary of accounting policies and notes to financial statements.

YORK RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY

Period from April 9, 2008 (Inception) through September 30, 2008

	Common stock		Additional paid-in capital	Deficit accumulated during the exploration stage	Total
	Shares	Amount
Issuance of common stock for cash to founders	3,500,000	$ 3,500	$ -	$ -	$ 3,500
Issuance of common stock for cash	2,205,000	2,205	41,895	-	44,100
Net loss for the period	-	-	-	(10,435)	(10,435)

Balance, September 30, 2008	5,705,000	$ 5,705	$ 41,895	$ (10,435)	$ 37,165

See accompanying summary of accounting policies and notes to financial statements.

YORK RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF CASH FLOWS

For the period from April 9, 2008 (Inception) through September 30, 2008

Inception through September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (10,435)
Adjustments to reconcile net deficit to cash used by operating activities:
Impairment	3,500
Change in non-cash working capital items related to operations
Accounts payable and accrued liabilities	2,154
CASH FLOWS USED IN OPERATING ACTIVITIES	(4,781)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of mineral property	(3,500)

CASH FLOWS USED IN INVESTING ACTIVITIES	(3,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	47,600

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	47,600

NET INCREASE IN CASH	39,319
Cash, beginning of period	-
Cash, end of period	$ 39,319

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ -
Income taxes paid	$ -

See accompanying summary of accounting policies and notes to financial statements.

YORK RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business

York Resources, Inc. (“York” or the “Company”) was incorporated in Nevada on April 9, 2008.  York is an exploration stage company and has not yet realized any revenues from its planned operations.  York is currently in the process of acquiring and exploring certain mining claims.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Mineral Properties

Cost of license acquisition, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. Costs of acquisition are capitalized subject to impairment testing, in accordance with FAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” when facts and circumstances indicate impairment may exist.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Fair Value of Financial Instruments

The carrying value of cash and accounts payable approximates their fair value because of the short maturity of these instruments.  Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Stock-based Compensation

The Company estimates the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS 123(R).  Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate, and dividend yield.  Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the option holders, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

Recent Accounting Pronouncements

York does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

York has recurring losses and has a deficit accumulated during the exploration stage of $10,435 as of September 30, 2008.  York's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, York has no current source of revenue. Without realization of additional capital, it would be unlikely for York to continue as a going concern.  York’s management plans on raising cash from public or private debt or equity financing, on an as needed basis and in the longer term, revenues from the acquisition, exploration and development of mineral interests, if found. York’s ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations through the development of mineral interests.

NOTE 3 – MINERAL PROPERTY

During the period, the Company acquired a 100% interest in a mining claim, in Esmerald County, Nevada for cash consideration of $3,500.

As there are no proven mineral reserves on the property, York has recorded an impairment of $3,500 related to the cost of property and report acquisition.

NOTE 4 – INCOME TAXES

York follows Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

September 30, 2008

Refundable Federal income tax attributable to:
Current operations	$ 3,550
Less, change in valuation allowance	(3,550)
Net refundable amount	$ -

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

September 30, 2008

Deferred tax asset attributable to:
Net operating loss carryover	$ 3,550
Less, valuation allowance	(3,550)
Net deferred tax asset	$ -

At September 30, 2008, York had an unused net operating loss carryover approximating $10,500 that is available to offset future taxable income and expires beginning in 2027.

NOTE 5 – COMMON STOCK

At inception, York issued 3,500,000 shares of stock to its founding shareholder for $3,500 cash.

During the period ended September 30, 2008, York issued 2,205,000 shares of stock for $44,100  cash.

NOTE 6 – COMMITMENTS

York neither owns nor leases any real or personal property, an officer has provided office services without charge.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

A shareholder of the Company has offered a shareholder loan facility up to $70,000.  The loan facility is unsecured and bears interest at 5% per annum and is payable on demand after December 31, 2009.  As of September 30, 2008, the amount outstanding under the shareholder loan facility was $ nil.

MANAGEMENT’S DISCUSSSION AND ANALYSIS

Plan of Operation

The following discussion and analysis should be read in conjunction with the information set forth in the Company’s audited financial statements and related notes for the period ended September 30, 2008.

Plan of Operation for the Next 12 Months

Our plan of operation for the next 12 months is to conduct mineral exploration activities on the ODD 1-4 Property in order to assess whether the property contains commercially viable mineral deposits. We have not, nor has any predecessor, identified any commercially exploitable reserves of minerals on the ODD 1-4 Property.

The specifics of our plan of operation over the next 12 months with respect to the three phase exploration program recommended by our consulting geologist are as follows:

1.

We plan to conduct Phase One of the exploration program in the summer of 2009. This phase of the exploration program is expected to cost approximately $8,000.

2.

If the Phase One exploration program report identifies favorable rock formations and structures with elevated metal values, we will plan and conduct a Phase Two program. Our consulting geologist has indicated that we should budget approximately $9,000 for our Phase Two program.

3.

If the Phase Two exploration program results continue to confirm elevated metal values at specific hand drilled targets we would consider Phase Two a success and would plan for a Phase Three exploration program. The Phase Three exploration program is expected to cost at least $30,000.

Phase One and Phase Two (if found advisable) explorations will likely occur within the next 12 months. The total budgeted cost for these two phases of exploration is $17,000.

We have no need for and do not plan to purchase any plant or significant equipment over the next 12 months.

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months
Legal and Accounting Costs(1)	12,000
Office Expenses	3,000
Mineral Property Exploration Expenses	17,000
TOTAL	$32,000

Notes:

(1)

Excluding the estimated costs of this Offering of $11,000.

SEC Filing Plan

Reporting companies are required to file documents with the US Securities and Exchange Commission on a quarterly basis. We expect to incur filing costs of approximately $2,000 per quarter to support our quarterly and annual filings. In the next twelve months, we anticipate spending approximately $5,000 for legal costs to pay for three quarterly filings, one annual filing, a final prospectus filing, and a Form 8-A filing in order to complete registration our common stock. These estimated costs are included under Legal and Accounting Costs above.

As at September 30, 2008, we had a cash balance of $39,319. We have enough money through cash on hand and shareholder loan commitments to meet our budgeted cash requirements over the next 12 months. If additional funds become required, however, the additional funding will come from equity financing from the sale of our common stock, additional shareholder loan commitments and/or the sale of part of our interest in our mineral claims. If we are not successful in raising additional financing, we anticipate that we will not be able to proceed with our business plan. In such a case, we may decide to discontinue our current business plan and seek other business opportunities in the resource sector. Any business opportunity would require our management to perform diligence on possible acquisition of additional resource properties. Such due diligence would likely include purchase investigation costs such as professional fees by consulting geologists, preparation of geological reports on the properties, conducting title searches and travel costs for site visits. It is anticipated that such costs will not be sufficient to acquire any resource property and additional funds will be required to close any possible acquisition. During this period, we will need to maintain our periodic filings with the appropriate regulatory authorities and will incur legal and accounting costs. If no other such opportunities are available and we cannot raise additional capital to sustain minimum operations, we may be forced to discontinue business. We do not have any specific alternative business opportunities in mind and have not planned for any such contingency.

We may consider entering into a joint venture partnership by linking with a major resource company to provide the required funding to complete our Phase Three exploration program. We have not undertaken any efforts to locate a joint venture partner for Phase Three. If we enter into a joint venture arrangement, we will likely assign a percentage of our interest in our mineral claims to the joint venture partner.

Based on the nature of our business, we anticipate incurring operating losses in the foreseeable future. We base this expectation, in part, on the fact that very few mineral claims in the exploration stage ultimately develop into producing, profitable mines. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include the following:

•

our ability to raise additional funding;

•

the market price for minerals that may be found on the ODD 1-4 Property;

•

the results of our proposed exploration programs on the mineral property; and

•

our ability to find joint venture partners for the development of our property interests

Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

Results of Operations for Period From Inception Through September 30, 2008

We have had no operating revenues since our inception on April 9, 2008 through to the period ended September 30, 2008, but have incurred operating expenses in the amount of $10,435 for the same period. Our activities have been financed from the proceeds of share subscriptions. From our inception to September 30, 2008, we have raised a total of $47,600 from private offerings of our securities.

We have received a going concern opinion from our auditors because we have not generated sufficient revenues since our inception to cover our expenses and are therefore sustaining losses. During our first fiscal year ended September 30, 2008, we incurred a net loss of $10,435, which resulted in an accumulated deficit of $10,435.

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles.  We have expensed all development costs related to our establishment.

Liquidity and Capital Resources

Since its inception, the Company has financed its cash requirements from cash generated from the sale of common stock.

The Company’s principal sources of liquidity as of September 30, 2008 consisted of $39,319 in cash and cash equivalents, a Visa account with $5,000 CAD credit limit and a $70,000 shareholder loan facility.

Since inception through to and including September 30, 2008, we have raised $47,600 through private placements of our common shares.

Under the shareholder loan facility from Kelvin B. Campbell, loan advances to or on behalf of the Company bear interest at 5% per annum, calculated and compounded annually, not in advance. The Company is required to repay the outstanding principal and interest at any time after December 31, 2009, on demand. Prepayment of all or a portion of the outstanding principal and interest may be made by the Company at any time without notice, bonus or penalty. The amount outstanding under the shareholder loan facility was nil as of September 30, 2008.

The Company has a credit card facility through Royal Bank of Canada. Purchase interest and cash advance rates are both 19.50%.

We believe the Company will have adequate resources to implement its strategic objectives in upcoming quarters.

We anticipate that we will need to have additional funds available when Mr. Campbell’s financing commitments expire on December 31, 2009. We expect to have the appropriate financing commitments in place well in advance of December 31, 2009, although we cannot guarantee that we will be able to obtain such additional financing, on acceptable terms, or at all, which may require us to reduce our operating costs and other expenditures, including reductions of personnel and capital expenditures. Failure to raise new capital or to operate a viable business with reduced operating costs and other expenditures may cause the business to fail, which in turn will result in the loss of the investments of our investors.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of our mineral claims and our venture will fail.

Off-balance sheet arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Since inception, we have had no changes in or disagreements with our principal independent accountant.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our sole executive officer and director and his age and titles as of the date of this prospectus are as follows:

Name of Director	Age	Position
Kelvin B. Campbell	50	President, Secretary, Treasurer, and Director

Mr. Campbell’s current term as a director of the Company commenced on May 10, 2008 and runs until the next annual meeting of the stockholders, unless earlier terminated.

Biographical Information

From January 2003 to May 2007, Kelvin Campbell was employed as major account executive with Canon Business Solutions, a division of Canon Canada. From May 2007 to present, Mr. Campbell has been employed as senior sales executive with CaTECH Systems, a data network cabling firm.

Mr. Campbell studied at DeVry Institute of Technology before getting his Engineering Electronics Technology degree in 1984.

Mr. Campbell provides his services on a part-time basis as required for our business. Mr. Campbell presently commits approximately 25% of his business time to our business. Mr. Campbell donates his management services to us free of charge.

Mr. Campbell does not have formal training as a geologist and very limited training on the technical and managerial aspects of managing a mineral exploration company. His prior positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Significant Employees and Consultants

We have no significant employees other than Mr. Campbell who is our sole director and officer. Mr. Campbell is currently devoting 15 hours per week or 25% of his business time to Company affairs.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal consulting agreements in place. We have a verbal arrangement with the consulting geologist who we expect will conduct the exploratory work on the ODD 1-4 Property. We intend to pay this geologist the usual and customary rates received by geologists performing similar consulting services.

Mr. Campbell is serving as the principal accounting officer of the Company. Mr. Campbell has considerable practical working experience with the production and analysis of financial statements as a result of his past and current business activities.

Conflicts of Interest

Though Mr. Campbell does not work with mineral exploration companies other than ours, he may in the future. We do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of Mr. Campbell.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors. As such, Mr. Campbell acts in those capacities as our sole director.

Audit Committee Financial Expert

Mr. Campbell is our sole director and does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe that the services of an audit committee financial expert are not warranted at this time.

Role and Responsibilities of the Board

The Board of Directors oversees the conduct and supervises the management of our business and affairs pursuant to the powers vested in it by and in accordance with the requirements of the Revised Statutes of Nevada. The Board of Directors holds regular meetings to consider particular issues or conduct specific reviews whenever deemed appropriate.

The Board of Directors considers good corporate governance to be important to the effective operations of the Company. Our directors are elected at the annual meeting of the stockholders and serve until their successors are elected or appointed.  Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors or until their earlier resignation or removal.

We presently do not pay our directors or executive officers any salary or consulting fees and do not anticipate paying them any compensation during the next 12 months in their capacities as directors and officers.

There are no family relationships among directors or executive officers of the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our principal executive officer and directors for all services rendered in all capacities to us for the period from our inception through the fiscal period ended September 30, 2008.

Name and Principal Position	Year	Salary or fees earned or paid in cash ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compen-sation ($)	Non- qualifed deferred compen- sation earnings. ($)	All other compen-sation ($)	Total ($)
Kelvin B. Campbell Principal Executive Officer & Director	2008	0	0	0	0	0	0	0	0

Option/SAR Grants

We made no grants of stock options or stock appreciation rights to Kelvin B. Campbell during the period from our inception on April 9, 2008 through the fiscal period ending September 30, 2008.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Employment contracts and termination of employment and change-in-control arrangements

There are no employment agreements between the Company and Kelvin B. Campbell.

Compensation Committee

We do not have a standing compensation committee or a committee performing a similar function.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of the date of this prospectus, , by (i) each person (including any group) who is known by us to beneficially own more than 5% of any class of the voting securities of the Company; (ii) each of our directors, and (iii) officers and directors as a group.

Each common share entitles the holder thereof to one vote in respect of any matters that may properly come before our stockholders. To the best of our knowledge, there exist no arrangements that could cause a change in voting control of the Company. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

Title of Class	Name and Address Of Owner	Relationship to Company	Shares Beneficially Owned	Percent Owned (1)

Common Stock	Kelvin B. Campbell 4A Rowley Ave., Apt. #3, Toronto, Ontario Canada M4P 2S8	Director, 5% Shareholder, President, Secretary and Treasurer	3,500,000	61.3%
Common Stock	All directors and executive officers as a group (one individual)		3,500,000	61.3%

(1)

The percent ownership of class is based on 5,705,000 shares of common stock issued and outstanding as of the date of this prospectus.

Under the rules of the Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with related persons

Except as disclosed below, none of the following parties has, since our inception, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•

Any of our directors or executive officers;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

•

Any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any of the foregoing persons

•

Any person sharing the household of any director, executive officer, or 5% shareholder of our Company.

On September 4, 2008, Kelvin B. Campbell, our president, secretary, treasurer and sole director, agreed to loan up to $70,000 to the Company on an as-needed basis to fund the business operations and expenses of the Company until December 31, 2009.

Promoters

The promoter of the Company is Kelvin B. Campbell. In return for a subscription amount of $3,500, the Company issued to Mr. Campbell 3,500,000 shares of the common stock of the Company in September, 2008.

Except for the transactions with Mr. Campbell noted above, there is nothing of value to be received by each promoter, either directly or indirectly, from us. Additionally, except for the transactions noted above, there have been no assets acquired or are any assets to be acquired from each promoter, either directly or indirectly, from us.

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” in this prospectus certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

York Resources SEC Filings (File No. 001-31240)	Period
Quarterly Report on Form 10-Q filed February 18, 2009	Quarter Ended December 31, 2008

We also incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until we sell all of the securities that may be offered under this prospectus.

Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

If this prospectus has been delivered to you, upon written or oral request, at no cost to you, we will provide to you any or all reports or documents that have been incorporated by reference but not delivered with the prospectus. Requests for information should be made to the Company at (416) 617-6444 or the following mailing address:

4A Rowley Ave., Apt. #3

Toronto, Ontario Canada M4P 2S8

You may inspect and make copies of the registration statement, exhibits and schedules filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.